Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HOLICITY INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF AUGUST, A.D. 2020, AT 10:25 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

7997913 8100
SR# 20206609006

Authentication: 203418754
Date: 08-06-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:25 AM 08/06/2020
FILED 10:25 AM 08/06/2020
SR 20206609006 - File Number 7997913

AMENDMENT NO. 1 TOAMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HOLICITY INC.

August 4, 2020

Holicity Inc.., a corporation organized and existing under the laws of the State of Delaware (the "***Corporation***"), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is "Holicity Inc." The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 2, 2020 (the "***Original Certificate***").

2. .Effective August 4, 2020 (the "Effective Time"), each issued share of Class B Common Stock of the Corporation that is outstanding immediately prior to the Effective Time shall be converted into one and one-tenth issued and outstanding shares of Class B Common Stock, without further action on the part of the Corporation or the holders thereof and whether or not certificates representing such shares are surrendered for cancellation.

HOLICITY INC.

By: /s/ Steve Ednie
Name: Steve Ednie
Title: Chief Financial Officer